Exhibit 99.1

Contact:

William R. Council, III	C. Rodney O’Connor
President and Chief Executive Officer	Cameron Associates
(615) 771-7575	(212) 554-5470
ADVOCAT ANNOUNCES NEW CHIEF OPERATING OFFICER
BRENTWOOD, Tenn. — (March 5, 2010) — Advocat Inc. (NASDAQ: AVCA) today announced the appointment of Mr. Kelly J. Gill as Chief Operating Officer.
Mr. Gill joins Advocat with 25 years of diversified healthcare experience as a successful entrepreneur and as a senior executive of nationally recognized organizations. More recently he was President of Hallmark Rehabilitation GP, LLC and Hospice Care of the West, subsidiaries of Skilled Healthcare Group, Inc. (NYSE: SKH). He began his career with Care Enterprises, Inc., later became Senior Vice President of Beverly Health, and was recruited as President of American Rehabilitation to implement a turnaround. This led to additional senior executive positions in other diversified and notable healthcare organizations. Mr. Gill is expected to join Advocat in April 2010, upon completion of his duties at Skilled.
Commenting on the appointment, Chief Executive Officer William R. Council, III said, “We are extremely pleased to attract an executive like Kelly Gill with a broad and significant base of experience dedicated to senior health services. He will be in charge of all areas of nursing home operations and will be responsible for driving occupancy and quality mix. Kelly will be a key member of the executive management team. He has made Middle Tennessee his home for nearly 14 years and I expect he will hit the ground running.”
Advocat provides long-term care services to patients in 50 skilled nursing centers, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: http://www.irinfo.com/avc.